Exhibit 99.1

N  e  w  s    R  e  l  e  a  s  e

Contacts:
Steven T. Plochocki
President & CEO
949-282-6000

Brian G. Drazba
Executive Vice President & CFO
949-282-6000

INSIGHT HEALTH SERVICES CORP. COMPLETES PURCHASE OF MOBILE
IMAGING ASSETS IN EASTERN UNITED STATES FROM
CDL MEDICAL TECHNOLOGIES, INC.

LAKE FOREST, Calif. …  August 4, 2003  … InSight Health Services Corp. (InSight), a leading national provider of diagnostic imaging services, announced today that one of its wholly owned subsidiaries has completed the purchase of the majority of assets of the mobile imaging business owned by Wexford, Pa.-based CDL Medical Technologies, Inc.  This includes 14 magnetic resonance imaging units, four positron tomography units, three computed tomography units and one lithotripsy unit, all of which operate in various Mid-Atlantic cities.

The assets being acquired by InSight are those that operate in Ohio; Conn.; Md.; W. Va.; Va.; Ind.; Pa.; and N.J.

“The purchase of these mobile imaging assets from CDL significantly expands our presence throughout the Mid-Atlantic region.  With the integration of CDL into the InSight network, we will provide enhanced services in those markets InSight currently serves as well as have an opportunity to enter into new geographic areas.  As a result, we can leverage our expertise in management administration, purchasing, sales, contracting and utilization of equipment,” said Steven T. Plochocki, InSight president and chief executive officer.

- more -

InSight Health Services Corp.

Purchase of mobile imaging assets from

  CDL Medical Technologies, Inc.

“We are pleased to join the InSight family and look forward to demonstrating the benefits of the combined operations to both existing and new clients.  We strongly believe that InSight represents the best opportunity for CDL and its clients in terms of service, quality, and a more comprehensive offering because of InSight’s fixed site expertise.  The integration process has already begun and will yield new opportunities,” stated Keith E. Loiselle, CDL president.

Based in Wexford, Pa., CDL has operated for nearly 11 years and will continue to offer nuclear medicine services on a stand-alone basis.

Lake Forest, Calif.-based, InSight Health Services Corp. is a privately held provider of diagnostic imaging and related management services.  InSight serves managed care entities, hospitals and other contractual customers from 205 fixed and mobile locations across 30 states.  During the past three years, the company has received a dozen different awards recognizing its growth, performance, management and business practices.  For more information, please visit www.insighthealth.com.

The matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including such factors as availability of financing to consummate the transaction; obtaining the necessary approvals to consummate the transaction; conditions within the healthcare environment; limitations and delays in reimbursement by third party payors; adverse utilization trends for certain diagnostic imaging procedures; the potential for rapid and significant changes in technology and their effect on InSight’s operations; operating, legal, governmental and regulatory risks; economic, political and competitive forces affecting InSight’s business; contract renewals; financial stability of InSight’s customers; market competition; InSight’s ability to successfully integrate acquisitions; and other risk factors detailed in InSight’s SEC filings.

# # #